Sentinel Omaha
Limited Liability Company

Consolidated Financial Statements
December 31, 2012

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES
TABLE OF CONTENTS
        December 31, 2012

Page(s)

INDEPENDENT AUDITORS' REPORT                         1

CONSOLIDATED FINANCIAL STATEMENTS

   Statement of Assets and Liabilities                           2

Schedule of Investments                               3

Statement of Operations                              4

Statement of Changes in Net Assets                          5

Statement of Cash Flows                               6

Notes to Financial Statements                            7-16

INDEPENDENT AUDITORS’ REPORT

To the Members of
Sentinel Omaha Limited Liability Company

We have audited the accompanying consolidated financial statements of Sentinel Omaha Limited Liability Company and Subsidiaries, which comprise the consolidated statements of assets and liabilities, including the consolidated schedule of investments as of December 31, 2012, and the related consolidated statements of operations, changes in net assets, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sentinel Omaha Limited Liability Company and Subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ WeisnerMazars LLP
New York, New York
October 30, 2013

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

December 31, 2012

ASSETS

Investment in real estate properties, at fair value (cost - $408,853,115)	$302,900,000

Cash and cash equivalents	1,550,476

Cash held in escrow by lenders	4,078,562

Restricted cash	1,426,472

Prepaid expenses and other assets	1,463,761

Tenant security deposits	133,320

Total assets	311,552,591

LIABILITIES

Mortgage notes, bonds and credit facilities payable (cost-$309,190,124)	305,622,916

Accounts payable and accrued expenses	5,607,379

Tenant security deposits payable	1,001,908

Prepaid rent	377,064

Deferred revenue	122,465

Total liabilities	312,731,732

NET ASSETS	$(1,179,141)

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED SCHEDULE OF INVESTMENTS

December 31, 2012

		Number of	Historical	Fair
Property	Location	Units	Cost (1)	Value

Arbor Hills	Antioch, TN	548	$34,647,469	$24,800,000	(2)
Arbors of Dublin	Dublin, OH	288	18,869,137	16,900,000	(2)
Bluff Ridge	Jacksonville, NC	108	9,193,329	5,900,000	(2)
Brentwood Oaks (4)	Nashville, TN	244	21,489,998	18,300,000	(2)
Coral Point	Mesa, AZ	337	26,944,076	19,500,000	(2)
Cornerstone Apartments	Independence, MO	420	37,612,698	30,900,000	(2)
Covey at Fox Valley	Aurora, IL	216	25,470,989	19,100,000	(2)
Greenhouse Apartments	Omaha, NE	129	18,646,522	15,800,000	(2)
Jackson Park Place I	Fresno, CA	296	33,645,301	23,000,000	(2)
Jackson Park Place II	Fresno, CA	80	12,788,914	9,500,000	(2)
Littlestone of Village Green	Gallatin, TN	200	15,693,721	12,900,000	(2)
Misty Springs	Daytona Beach, FL	128	9,868,070	6,300,000	(2)
Morganton Place	Fayetteville, NC	280	20,396,828	17,500,000	(2)
Oakhurst Apartments	Ocala, FL	214	18,256,621	7,500,000	(2)
Oakwell Farms	Hermitage, TN	410	30,133,759	24,500,000	(2)
Park at Countryside	Port Orange, FL	120	9,915,337	4,400,000	(2)
The Reserve at Wescott	Summerville, SC	192	16,821,914	14,900,000	(2)
The Reserve at Wescott II	Summerville, SC	96	10,029,545	7,300,000	(2)
Village at Cliffdale	Fayetteville, NC	356	25,372,984	13,900,000	(2)
Woodberry Apartments	Asheville, NC	168	13,055,903	10,000,000	(2)

Total		4,830	$408,853,115	$302,900,000

(1)	Historical cost equals the purchase price allocation plus capital improvements made from the acquisition date through December 31, 2012.
(2)	Fair value is as determined by the Manager at December 31, 2012.
(3)	Fair value of the investments in real estate as a percentage of net assets is -25688.2%

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2012

INVESTMENT INCOME:

Base rent	$38,936,384
Other rental income	3,602,467
Interest income	4,597

Total investment income	42,543,448

EXPENSES:

Payroll and related costs	6,089,720
Repairs and maintenance	4,238,478
Real property taxes	4,194,766
Utilities	3,055,978
Property management fees	1,914,126
General and administrative	955,766
Insurance	1,014,100
Advertising	641,230

Total expenses	22,104,164

NET INVESTMENT INCOME BEFORE OTHER EXPENSES:	20,439,284

OTHER EXPENSES:

Interest on mortgage notes, bonds and credit facilities payable	(14,565,839)
Amortization of deferred financing costs	(236,251)
Professional fees	(673,777)
Office rent	2,812

Total other expenses	(15,473,055)

NET INVESTMENT INCOME	4,966,229

Net change in unrealized depreciation of investment in real estate properties	(5,008,971)
Net change in unrealized depreciation on fair value of mortgage notes and bonds	(7,763,744)
Net unrealized appreciation of interest rate cap and swap agreements	45,616
Realized loss on sale of real estate properties	(4,573,088)

Net realized and unrealized loss	(17,300,187)

NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS	$(12,333,958)

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS

For the year ended December 31, 2012

	Member I	Member II	Member III	Total

Net assets at the beginning of the year	$3,904,187	$3,904,187	$3,346,443	$11,154,817

Net investment income	1,738,181	1,738,181	1,489,867	4,966,229

Net change in unrealized depreciation of investment
in real estate properties	(1,753,139)	(1,753,139)	(1,502,693)	(5,008,971)

Net change in unrealized depreciation on fair value
of mortgage notes and bonds	(2,717,311)	(2,717,311)	(2,329,122)	(7,763,744)

Net unrealized appreciation of interest
rate cap and swap agreements	15,965	15,965	13,686	45,616

Realized loss on sale of real estate properties	(1,600,581)	(1,600,581)	(1,371,926)	(4,573,088)

Net assets at end of year	$(412,698)	$(412,698)	$(353,745)	$(1,179,141)

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended December 31, 2012

CASH FLOWS FROM OPERATING ACTIVITIES:

Net increase in net assets resulting from operations	$(12,333,958)
Adjustments to reconcile net decrease in net assets to
net cash provided by operating activities:
Net change in unrealized depreciation of investment in real estate properties	5,008,971
Net change in unrealized depreciation on fair value of mortgage notes and bonds	7,763,744
Net unrealized appreciation of interest rate cap and swap agreements	(45,616)
Realized loss on sale of investment in real estate	4,573,088
Amortization of deferred financing cost	236,251
Increase (decrease) in operating assets and liabilities:
Cash held in escrow by lenders	430,183
Prepaid expenses and other assets	(374,525)
Tenant security deposits payable	38,996
Accounts payable and accrued expenses	(874,806)
Deferred revenue	14,804
Prepaid rent	80,042

Net cash provided by operating activities	4,517,174

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital additions to real estate properties	(4,525,809)
Cash paid into restricted cash	(14,277)
Net proceeds from sale of investment in real estate	13,643,750
Increase in tenant security deposits	(19,463)

Net cash provided by investing activities	9,084,201

CASH FLOWS FROM FINANCING ACTIVITIES:

Payments of mortgage notes, bonds and credit facilities	(28,535,231)
Loans proceeds from affiliates	6,250,000

Net cash used in financing activities	(22,285,231)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(8,683,856)

CASH AND CASH EQUIVALENTS
Beginning of year	10,234,332

End of year	$1,550,476

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$14,974,215

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2012

1.	ORGANIZATION

Sentinel Omaha Limited Liability Company and Subsidiaries (the "Company") was organized on June 4, 2007 as a Delaware limited liability company for the purpose of acquiring all of the outstanding stock of America First Apartment Investors, Inc. (“APRO”). Sentoma, LLC (the “Manager”), an affiliate of each of the members, serves as the Manager of the Company. Net profits and losses of the Company shall be allocated to the members of the Company in proportion to their respective percentage interests.  The Company shall be dissolved upon the sale or other disposition of all or substantially all of the assets of the Company or the election to dissolve the Company made in writing by the Manager with the consent of the members.

In accordance with the Amended or Restated Limited Liability Company Agreement dated August 22, 2007 (the “Agreement”), the members have agreed to contribute, in cash, an additional $12,400,000 to the capital of the Company, as and when required, as determined by the Manager.  In addition, no member shall have any liability to restore any negative balance in its capital account.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    a. Basis of Presentation - The accompanying consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.  The Company carries its investments and certain liabilities at fair value.

The Company acquired APRO through Sentinel White Plains LLC, a wholly-owned limited liability company, on September 18, 2007.  Sentinel White Plains LLC holds the assets and liabilities of the properties formerly owned by APRO through wholly-owned single asset limited partnerships or limited liability companies.  The financial statements of these subsidiaries are consolidated with those of the Company. All transactions between the Company and these subsidiaries have been eliminated.

b. Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Estimates subject to material change in the near term include the fair value of real estate owned, fair value of mortgage notes, bonds and credit facilities, and fair value of derivatives. Actual results could differ from those estimates.

c. Real Estate Property Valuation - Investment in real estate properties is reported at fair value.   At December 31, 2012, the fair value of the investment in real estate properties is equal to either the value determined by independent appraisals or estimated by the Manager. The estimated fair value of the underlying real estate is determined quarterly by the methods described in note 7. No provision is made for depreciation of the historical cost of the real estate properties; however the effects of actual physical deterioration or obsolescence, if any, were considered in applying the methods used in estimating fair value. Valuations are prepared by the investment Advisor’s valuation group and represent their best judgment based upon a process of evaluating the current and future economic and market conditions and are approved by management

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2012

The aggregate unrealized appreciation or depreciation on investments in real estate represents the net change between the fair value and the cost basis of the Company’s investments in real estate. The net change in unrealized appreciation or depreciation on investment in real estate for the current year also reflects the difference between the current fair value and the prior year recorded amount and is included in the consolidated statement of operations.

The fair values do not necessarily represent the prices at which the real estate investments would sell because market prices can only be determined by negotiating between a willing buyer and a willing seller.

Determination of fair value involves numerous estimates and subjective judgments that are subject to change in response to current and future economic and market conditions, including, among other things, demand for residential apartments, competition, and operating cost levels such as labor, energy costs and real estate taxes. Judgments regarding these factors are not subject to precise quantification or verification and may change from time to time as economic and market factors change and such changes may be material to the fair value presented.

Expenditures for improvements which, in the opinion of the Manager, increase the fair value of the real estate owned, generally renewals and betterments, are capitalized. Repair and maintenance costs are expensed as incurred.

d.      Cash and Cash Equivalents - For financial reporting purposes, overnight investments and short-term deposits with maturities of three months or less at time of purchase are considered to be cash equivalents. At times, the Company’s cash and cash equivalents balance with financial institutions may exceed Federal Deposit Insurance Corporation insured limits.

e.      Restricted Cash and Cash Held in Escrow by Lenders – Includes restricted deposits accounts maintained pursuant to the Company’s debt agreements and interest rate swap agreements.

f.      Deferred Financing Costs – Costs incurred in connection with the unsecured credit facility are capitalized and amortized using the straight-line method over the term of the related debt agreement.

g.      Derivative Financial Instruments – To manage or hedge its interest rate risk on its bonds and mortgage notes payable, the Company may enter into interest rate swap and cap agreements, which meet the definition of a derivative and are marked to fair value. Fair values of these derivatives are provided by counterparties and are recorded on the statement of assets and liabilities. The change in value is recorded in the statement of operations.

h.      Mortgage Notes, Bonds and Credit Facilities Payable – Mortgage notes, bonds payable and certain credit facilities owed by the Company are reported at fair value as determined by the Manager by discounting future payments required under the terms of the obligations at rates currently available to the Company for debt with similar maturities, terms and underlying collateral.  Financial costs associated with such debt are expensed as incurred.  The difference between the current fair value and the prior year fair value is reflected as a component of operations in the net unrealized depreciation on fair value of mortgages notes and bonds payable section of the accompanying consolidated statement of operations.  The unsecured credit facility is carried at amortized cost.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2012

i.      Rental Income - Leases at residential properties generally have terms of one year or less and rental income is recognized when payment is due pursuant to the terms of the leases.  Reimbursements for utilities and other expense recoveries are recorded as revenue when earned.

j.      Income Taxes – Generally, there is no provision for federal income taxes in the accompanying consolidated financial statements as each member is responsible for reporting its allocable share of the income, gains, losses and credits of the Company. Generally, the Company’s U.S. tax returns are subject to examination by federal, state, and local authorities for a period of three years from the latter of the due date of such returns or the actual date the returns were filed.

k.      Sales of Investment in Real Estate - Sales of real estate owned are recognized in accordance with U.S. generally accepted accounting principles, applicable to sales of real estate.  Gain or loss on sales of real estate are recorded when title is conveyed to the buyer, subject to the buyer’s financial commitment being sufficient to provide economic substance to the sale and the Company having no substantial continuing involvement with the buyer. Net realized gain or loss on investments in real estate, if any, is the Company’s share of cash proceeds from disposition of investments in real estate less the cost basis and transaction costs.

3.           SALE OF REAL ESTATE PROPERTIES

On April 25, 2012, investment in Lakes of Northdale was sold for $14,000,000 in an all cash transaction. The cost basis of the property on the date of sale was $18,216,838 and resulted in a net loss of $4,573,088 after transaction closing costs of $356,250. The proceeds of the sale were used to retire the bonds on the property.

4.	MORTGAGE NOTES, BONDS AND CREDIT FACILITIES PAYABLE

 The following summarizes the Company’s debt at December 31, 2012:

           INTEREST                                MATURITY                                   MONTHLY         PRINCIPAL
PROPERTY                                                       RATE                                      DATE                                    PAYMENT             AT 12/31/12

Mortgage Notes Payable:

Bluff Ridge                                                              5.84%                          09/01/13         31,704         $   5,082,239
Misty Springs                                                                  5.37%                           06/01/13           39,826                      5,700,000
Oakwell Farms                                                         5.63%                           02/01/14         91,038                    14,973,398
Park at Countryside                                                          5.46%                           02/01/14          16,902                        2,830,879
The Reserve at Wescott Plantation          5.75%            11/01/44                                        65,635          11,502,290
Coral Point                                                              5.22%                           03/01/13         88,364                    15,676,226
Jackson Park Place I (9)                                                         5.23%                          06/01/13         107,439                     18,022,275
Oakhurst Apartments                                                         5.37%                           06/01/13         65,779             7,600,000

Total Mortgage Notes Payable                                                $ 81,387,307

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2012

Bonds Payable:

Arbor Hill (1) (2)                                                           0.26%                           12/01/25         18,847           $  26,150,000
Brentwood Oaks (2)                                                         0.27%                           07/15/31           3,149                    11,320,000
Covey at Fox Valley (2)                                                       0.27%                           10/15/27         6,370                   12,410,000

Total Bonds Payable                                                                                                                   49,880,000

Subtotal                                                                                                                            131,267,307

Secured Credit Facility (3)                                                                                                                         84,079,828
  Construction Credit Facility for The Reserve at Wescott Phase II (4)                                                                                                                                        5,353,350
Promissory note for Jackson Park Place II (5)                                                                                                                                                    3,500,000

                                   224,200,485
Minus: Net unrealized appreciation on Mortgage Notes, Bonds and
          Credit facilities payable (6)                                                                                                                                    (3,567,208)

Mortgage Notes, Bonds and Secured Credit Facilities Payable, at Fair Value                                   220,633,277

Unsecured Credit Facility (7)                                                                                                                         79,739,639
  Loan from Six Point Zero LLC (8)                                                                                                                                         5,250,000

Total Mortgage Notes, Bonds, and Credit Facilities Payable                                        $ 305,622,916

(1)	The bond is also collateralized with Littlestone at Village Green.
(2)	The interest rate is based on a weekly variable rate, which is determined by a highly rated bond composite variable rate.
(3)
The secured credit facility (the “Facility”) in the amount of $84,718,000 is collateralized by Arbors of Dublin, Cornerstone, Morganton Place, The Greenhouse, Village at Cliffdale and Woodberry. The Facility provides for interest only monthly payments which are based upon a fixed rate through 2012, after which time it shall include principal to amortize the outstanding balance over a 30 year period and each draw matures on dates ranging from October 2016 to October 2017. The interest rates for each draw vary from 5.44% to 5.68%. The outstanding amount of the Facility is $84,079,828 at December 31, 2012.  The Facility may be prepaid with penalty.

(4)
In connection with the construction of The Reserve at Wescott Phase II, APRO entered into a construction credit facility with a bank, in the amount of $6,314,000 with a maturity date of April 11, 2010. On July 14, 2010, the Company executed a second loan modification agreement to extend the maturity date to January 16, 2012 and to provide for interest of LIBOR plus 1.65%. On January 16, 2012, the Company executed a third loan modification agreement to extend the maturity date to July 16, 2013 and to increase the interest rate to LIBOR plus 3.00%.  The Company is further required to make principal payments equal to 100% of excess cash flow after debt service each month.  The outstanding balance of the loan is $5,353,350 at December 31, 2012.  The LIBOR rate in effect as of December 31, 2012 was 0.215%. On July 31, 2013, the construction credit facility was refinanced along with The Reserve at Westcott Plantation mortgage note payable with a maturity date of August 1, 2023.

(5)
The promissory note in the amount of $2,500,000 was entered into on April 14, 2010 with an entity (the “Entity”) managed by an affiliate of the Manager.  The note provides interest of annual LIBOR plus 2.5% which is deferred until maturity. The note matures on November 30, 2012 with one automatic 1-year extension.  During 2012, additional proceeds of $1,000,000 were received and the maturity date of the note was extended for 1 year to November 30, 2013.  The outstanding balance of the note is $3,500,000 at December 31, 2012.

(6)
This amount is the net of the net unrealized appreciation of the mortgages, bonds and credit facilities for the period from inception to December 31, 2012 and the mark to market adjustment of debt at the time of the APRO acquisition.

(7)
In connection with the acquisition of APRO, the Company entered into an unsecured credit facility (the “Loan”) with a bank in the amount of $175,000,000. On April 14, 2010, the Company executed the Fourth Amendment to the Loan Agreement, which reduced the blended interest rate on the loan from LIBOR plus 5.85% to LIBOR plus 3.86%, as of February 1, 2010.  Additionally, the Company’s financial ratio requirements, which require the Company to maintain minimum Debt Service Coverage Ratio and minimum Debt Leverage Ratio were waived at December 31, 2009 and March 31, 2010.  Furthermore, the maturity date was extended from May 31, 2011 to May 31, 2012, with an option for an additional one year extension, at which time an extension fee is to be paid on a portion of any remaining balances.  On April 27, 2012, the Company executed a Fifth Amendment to the Loan Agreement which extended the maturity date of the loan to May 31, 2013 and called for a paydown of $11,607,572 to the Tranche A portion of the loan.  The Loan may be prepaid without penalty, requires mandatory repayments from the proceeds of sales, and restricts distributions until the loan is paid in full.  As of and for the year ended December 31, 2012, the Company is in compliance with certain financial ratios which must be maintained during the life of the Loan. On September 30, 2013 the Company executed an Amendment and Restated Loan Agreement which extends the maturity until May 31, 2017 and calls for a blended interest rate on the loan of LIBOR plus 5.01%.

(8)
The promissory notes totaling $5,250,000 were entered into on December 24, 2012 with an entity managed by an affiliate of the Manager. The notes provide for interest of 6%, with scheduled payments of principal and interest and may be prepaid prior to maturity without penalty. The notes mature on January 1, 2014. The notes were repaid on May 13, 2013.

(9)
On November 19, 2012 the Company entered into a Short Term Extension Agreement extending the original maturity from December 1, 2012 through June 1, 2013. In 2013, the Company exercised its right to extend the note from June 1, 2013 to December 1, 2013.

Scheduled principal payments on mortgage notes, bonds and secured credit facilities reflect the amendments entered into through September 30, 2013 and are as follows:

2013                   $70,586,794
2014                     25,392,541
2015                     10,437,992
2016                     42,820,845
2017                      99,298,953

5.           INTEREST RATE DERIVATIVES

The Company manages and hedges its exposure to interest rate volatility on variable rate mortgage loans through interest rate swap agreements (the “Rate Swaps”) in order to control interest expense.  In addition, the Company entered into LIBOR rate cap agreements (the “Rate Caps”) to manage its exposure to increases in LIBOR on its variable rate borrowings in order to control interest expense.

The following summarizes the Company’s Rate Swaps and Rate Caps at December 31, 2012:

                     Receive/
 Type                  Maturity              Notional Amount      Cap Rate      Pay rate                                Fair Value

Variable to fixed swap (1)                                     12/15/16             $  12,410,000                                0.10%      3.69%       $ (1,599,499)
Libor Cap                                              01/01/15            13,400,00                                    6.00%                       n/a      186
Libor Cap                                              01/01/15            12,750,000                                 6.00%                       n/a      177
Libor Cap                                              09/15/16            11,320,000                                 6.22%                       n/a          2,814
Libor Cap                                              09/19/12                9,610,000                                    7.30%        n/a                         0

                                $ 59,490,000                                                              $ (1,596,322)

(1)  All payments under the swap agreements, including the notional amount are guaranteed by the Company.

The Company is exposed to credit losses from counter party non-performance, but does not anticipate any losses from its agreements. The net fair value of the Rate Swaps and Rate Caps is estimated to be ($1,596,322) as of December 31, 2012, and is reported under accounts payable and accrued expenses in the accompanying consolidated statement of assets and liabilities. The Company made $469,327 in net payments to the Rate Swaps and Rate Caps during the year ended December 31, 2012, which are included on the accompanying consolidated statement of operations as an increase of interest expense. The Company recognized net unrealized appreciation on the Rate Swaps and Rate Caps of $45,616 for the year ended December 31, 2012.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2012

6.           FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash, cash equivalents, restricted cash, interest rate derivatives, accounts payable and loans payable. Cash, cash equivalents, restricted cash and accounts payable are carried at amounts that approximate their fair value. The interest rate caps and swaps are carried at fair value as described in note 5.

Effective January 1, 2008, management has elected to measure all of its debt, except for the unsecured credit facility, at fair value. However, management reserves the right to elect to measure future eligible financial assets or liabilities at fair value. The fair value of the mortgage notes and bonds payable has been determined by discounting the future payments required under the terms of the notes at rates available to the Company for debt with similar maturities, terms, and underlying collateral as described in note 4. The fair value of the unsecured credit facility is approximately $79,739,639 at December 31, 2012.

7.           ASSETS AND LIABILITIES MEASURED AT FAIR VALUE

The accounting guidance for Fair Value Measurements establishes a framework for measuring fair value that includes a hierarchy used to classify the inputs used in determining fair value. The hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels. The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level of input that is significant to the fair value measurement.

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value is calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity.

The three levels of fair value hierarchy are described below:

•	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2 – Quoted prices in active markets for similar assets and liabilities or quoted prices in less active, dealer or broker markets;

•	Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and are unobservable.

The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Accordingly, when available, the Company measures fair value using Level 1 inputs because they generally provide the most reliable evidence of fair value. If market data is not readily available, fair value is based upon other significant unobservable inputs such as inputs that reflect the Company’s own assumptions about the inputs market participants would use in valuing the investments.  Investments valued using unobservable inputs are classified to the lowest level of any input that is most significant to the valuation.  Thus, a valuation may be classified in Level 3 even though the valuation may include significant inputs that are readily observable.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2012

The following major categories of assets and liabilities were measured at fair value during the year ended December 31, 2012:

	Level 3:	Level 2:
	Significant	Significant Other
	Unobservable	Observable	2012
	Inputs	Inputs	Total
Assets
Investment in real estate properties	$302,900,000	$-	$302,900,000
Total assets	$302,900,000	$-	$302,900,000

Liabilities
Mortgage notes, bonds and credit
facilities payable	$220,633,277	$-	$220,633,277
Interest rate derivatives	-	1,596,322	1,596,322
Total liabilities	$220,633,277	$1,596,322	$222,229,599

The following is a reconciliation of the beginning and ending balances for assets and liabilities measured at fair value using significant unobservable inputs (level 3) during the year ended December 31, 2012:

	Investment in	Mortgage notes,
	Real Estate	bonds and credit
	Properties	facilities payable

Balance at January 1, 2012	$321,600,000	$(228,797,192)

Net unrealized gain (loss) included in net decrease in
net assets resulting from operations	(5,008,971)	(7,763,744)
Realized (loss) gain included in net decrease in
net assets resulting from operations	(4,573,088)	-
Capital additions	4,525,809	-
Proceeds from sale of real estate properties	(13,643,750)	-
Proceeds from loans	-	(1,000,000)
Repayment of mortgage notes payable	-	16,927,659
Balance at December 31, 2012	$302,900,000	$(220,633,277)

The amount of total losses for the period included in net decrease in net assets resulting from operations attributed to the change in the unrealized appreciation and depreciation relating to investments in real estate and mortgage notes, bonds, and credit facility payable still held at the reporting date.	$(10,483,719)	$(7,763,744)

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2012

The values of real estate properties have been prepared giving consideration to the income and sales comparison approaches of estimating property value. The income approach estimates an income stream for a property and discounts this income plus a reversion (presumed sale) into a present value at a risk adjusted rate. Yield rates and growth assumptions utilized in this approach are derived from market transactions as well as other financial and industry data. The sales comparison approach compares recent transactions to the appraised property. Adjustments are made for dissimilarities which typically provide a range of value. Generally, the income approach carries the most weight in the value reconciliation. The Company’s real estate properties are generally classified within Level 3 of the valuation hierarchy.

The fair values of mortgage loans and bank loans payable are determined by discounting the future contractual cash flows required under terms of the obligations to the present value using a current market interest rate. The market rate is determined by giving consideration to one or more of the following criteria as appropriate: (i) interest rates for loans of comparable quality and maturity, and (ii) the value of the underlying collateral. The Company’s mortgage loans, notes payable and certain credit facilities are generally classified within Level 3 of the valuation hierarchy.

The following table shows quantitative information about significant unobservable inputs related to Level 3 fair value measurements used at December 31, 2012:

	Fair	Valuation	Unobservable	Range
	Value	Techniques	Inputs	(Weighted Avg)

Investment in
real estate properties	$302,900,000	Discounted cash flows (DCF)	Discount rate	8.00% - 9.25%	(8.55%)
			Capitalization rate	5.75% - 7.50%	(6.63%)
			DCF Term (years)	10 years (10 years)

Mortgage notes, bonds, and credit
Residential - Multifamily	$220,633,277	Discounted cash flows (DCF)	Discount rate	2.58% - 10.55%	(6.68%)

8.           MANAGEMENT SERVICES

A management agreement between the Company and the Manager was entered into on June 4, 2007. The agreement provides for the Manager to perform property management services for which it receives a property management fee equal to 4.5% of the gross receipts from real estate properties.

For the year ended December 31, 2012, the Company incurred $1,914,126 of property management fees, which are included in operating expenses in the accompanying consolidated statement of operations.

9.           FINANCIAL HIGHLIGHTS

The following represents the financial highlights for the year ended December 31, 2012:

Ratios to weighted average net assets: (1)

Net investment income (2)                                  172.77%

Fund level expenses, including management fees                                                                                                       139.15%

Internal rate of return (3)
           Inception through December 31, 2011                           (41.78)%
           Inception through December 31, 2012                          (100.00)%

Ratio of capital contributions received to total
        capital commitments (includes General Partner) (4)                                                                                            90.9%

(1)
Weighted average net assets are calculated for the Members based upon the weighted average of the beginning and ending net assets for the year ending December 31, 2012 and using the actual date of capital contributions and distributions during the year ended December 31, 2012.

(2)	Net investment income includes income less all expenses other than any realized gains or losses on investments in real estate properties and unrealized appreciation or depreciation.
(3)
Internal rate of return net of all fees was calculated using the actual date of capital contributions and distributions since inception, and net assets at December 31, 2012 and December 31, 2011 of the Members’ aggregate capital as of each measurement date.

(4)	As of December 31, 2012, the Company has called and received cumulative $124 million of committed capital from the Members.

10.           RISKS AND UNCERTAINTIES

The Company and the properties in which it has an interest are operating in a challenging and uncertain economic environment. Financial and real estate companies continue to be affected by liquidity, disparity of real estate values and financing issues. Should market conditions deteriorate, there is no assurance that such conditions will not result in further decrease in value of real estate, decreased cash flows or the ability to repay, refinance or extend the Company’s debt when it comes due.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2012

11.           SUBSEQUENT EVENTS

The Company has evaluated subsequent events through October 30, 2013, the date the financial statements were available for issuance.

On February 15, 2013, the Company sold Coral Point located in Arizona for a total purchase price of $19,500,000.

On March 20, 2013, the Company sold Oakhurst Apartments located in Florida for a total purchase price of $8,100,000.

On May 13, 2013, the Company sold Misty Springs located in Florida for a total purchase price of $7,430,000.

On September 25, 2013, the Company entered a contract to sell Bluff Ridge for $4,325,000 in an all cash transaction. The transaction is scheduled to close on November 12, 2013.